Exhibit 99.1

NEWS RELEASE

Chatham Lodging Trust Implements Plan to Mitigate COVID-19 Impact

WEST PALM BEACH, Fla., March 26, 2020 – Chatham Lodging Trust (NYSE: CLDT), a lodging real estate investment trust (REIT) that invests in upscale, extended-stay hotels and premium-branded, select-service hotels and owns 134 hotels wholly or through joint ventures, today announced actions it is taking to address the operating and financial impact of the COVID-19 (coronavirus) pandemic.

“The hotel industry is in the midst of unprecedented disruption due to the extreme severity of the COVID-19 pandemic, and occupancy across the hotel industry has plummeted to levels never before experienced,” commented Jeffrey H. Fisher, Chatham’s president and chief executive officer. “Our hotels are no different, but contrary to other hotel companies that are closing the majority of their hotels, our hotels are faring a bit better with occupancy over the last week of 19 percent across our portfolio. Thankfully, we have been able to provide accommodations to our nation’s military, infrastructure related workers, first responders and critical medical workers dedicated to ending this pandemic. Unfortunately, our hotels also have had to lay-off, furlough or significantly reduce hours for thousands of team members over the last few weeks. Conditions may change that warrant closing certain locations, but as of today, all hotels are open.

“As we have previously stated, our best-in-class operating platform with Island Hospitality gives us the tools to act more expeditiously than others which has a meaningful impact on the top- and bottom-line. This also enables us to generate the highest operating margins of all lodging REITs and to remain open at historically low occupancy levels,” Fisher concluded.

Chatham has taken aggressive actions to mitigate the operating and financial impact of the COVID-19 (coronavirus) pandemic. Some of the major steps include:

•Suspended its monthly dividend, preserving approximately $5.3 million per month and approximately $64 million on an annual basis.
•Reduced its 2020 capital expenditures budget by approximately $10 million or 45 percent.
•Drew down cash on its unsecured credit facility, increasing its cash liquidity position to approximately $55 million.
◦Chatham also owns twelve unencumbered hotels available as collateral to source additional liquidity
•Temporarily reduced compensation for its executive officers. Fisher and Dennis Craven, executive vice president and chief operating officer, have both volunteered to reduce their salaries by 50 percent. Jeremy Wegner, chief financial officer, has volunteered to reduce his salary by 25 percent.
•Lessened compensation for its Board of Trustees, who voluntarily agreed to temporarily reduce their proposed 2020 base compensation by approximately 25 percent.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly traded real estate investment trust focused primarily on investing in upscale, extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 134 hotels totaling 18,442 rooms/suites, comprised of 40 properties it wholly owns with an aggregate of 6,092 rooms/suites in 15 states and the District of Columbia and a minority investment in two joint ventures that own 94 hotels with an aggregate of 12,350 rooms/suites. Additional information about Chatham may be found at chathamlodgingtrust.com.

Forward-Looking Statement Safe Harbor

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the effect on travel of potential terrorist attacks or global pandemics, that will affect occupancy rates at the company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the company’s indebtedness and its ability to meet covenants in its debt agreements; relationships with property managers; the company’s ability to maintain its properties in a first-class manner, including meeting capital expenditure requirements; the company’s ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; the company’s ability to complete acquisitions and dispositions; and the company’s ability to continue to satisfy complex rules in order for the company to remain a REIT for federal income tax purposes and other risks and uncertainties associated with the company’s business described in the company's filings with the SEC. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date hereof, and the company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

Company:
Chatham Lodging Trust
Dennis Craven, 561-227-1386
dcraven@cl-trust.com